EXHIBIT 99.1

DATAWATCH CORPORATION
175 Cabot Street, Suite 503
Lowell, MA 01854

September 26, 2005

To the Undersigned Executive Officer of
Datawatch Corporation holding a Stock Options
to Acquire Datawatch Corporation Common Stock

Dear Optionee:

This letter agreement (the “Agreement”) is being entered into by and between you and DATAWATCH CORPORATION (the “Company”), a Delaware corporation, in connection with certain stock options granted to you pursuant to the Company’s 1996 Stock Plan (the “1996 Plan”).

The Compensation and Stock Committee of the Board of Directors of the Company has taken action to fully accelerate the vesting of each otherwise unvested stock option held by an option holder as of September 26, 2005 granted under the 1996 Plan (each an “Accelerated Option”). Your Accelerated Options are listed on Exhibit A to this Agreement. The Company understands that you have agreed to enter into a lock-up agreement (the “Lock-up Agreement”), the terms of which are set forth in this Agreement, with regard to your Accelerated Options.

Terms of the Lock-Up Agreement

You agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares of Company common stock acquired upon the exercise of your Accelerated Options (which are listed on Exhibit A), other than shares required to: (i) cover the exercise price of such Accelerated Options in connection with a cashless exercise or (ii) satisfy withholding taxes due upon your exercise of an Accelerated Option, until the date on which the exercise would have been permitted under such Accelerated Option’s pre-acceleration vesting terms set forth in the option agreement(s) between you and the Company relating to your Accelerated Options or, if earlier, your last day of employment with the Company or the occurrence of an “Acquisition” as defined in the 1996 Plan.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one instrument.

If this Agreement correctly sets forth our agreement with regard to your Accelerated Options, kindly sign and return a copy of this Agreement to my attention.

Sincerely,

Robert W. Hagger President, and Chief Executive
Officer Datawatch Corporation

I agree with the terms and conditions set forth in this Agreement

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Signature & Date

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